MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release
MEMC ANNOUNCES PRELIMINARY FOURTH
QUARTER 2011 RESULTS

St. Peters, MO, January 18, 2012 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced preliminary results for the fourth quarter 2011.

MEMC now anticipates fourth quarter 2011 GAAP revenue to be in the range of $698 million to $733 million, above the range previously expected and provided in the company’s December 8, 2011 restructuring news release.  The company anticipates GAAP EPS for the period will be in the range of ($6.50) to ($5.78), slightly lower than the previously announced range of ($6.38) to ($5.20).  GAAP EPS includes all charges associated with previously announced restructuring and related charges.

MEMC anticipates fourth quarter 2011 non-GAAP revenue will be approximately $753 million to $792 million, with non-GAAP EPS in the range of ($0.23) to ($0.17).  Non-GAAP EPS excludes restructuring, goodwill and other impairments, and related charges, and includes the company’s customary adjustments related to its SunEdison project development business.  The estimated non-GAAP EPS range is below the previously estimated range primarily due to solar energy project timing and largely non-cash adverse tax effects associated with world-wide income distribution (which tax effects impacted both GAAP and non-GAAP EPS).  Excluding these unfavorable tax effects, non-GAAP EPS for the quarter is expected to be in the range of ($0.11) to ($0.05).  The following reconciliation table provides a complete summary of these GAAP to non-GAAP measures.

MEMC ended the quarter with approximately $586 million of unrestricted cash and total liquidity in excess of $800 million.

“We responded to the continuing cyclical downturn in the semiconductor industry and the severe market disruption in the solar market by taking decisive action through a significant restructuring that we believe will strengthen our business going forward,” said Ahmad Chatila, MEMC’s Chief Executive Officer.  “Although our solar business achieved record growth in 2011, interconnections, which exceeded 100 MW in the fourth quarter, fell short of our expectations.  As we begin 2012, our focus is on operational excellence in completing our restructuring plan and profitably growing our solar and semiconductor businesses.”

Fourth Quarter, Year-End 2011 Investor Conference Call
MEMC plans to announce its fourth quarter and year-end results on Wednesday, February 15, following the close of trading at the NYSE.  The company will then host a conference call that day, at 5:30 p.m. Eastern Time, to discuss the company’s results, its outlook for 2012 and related business matters.  Participating in the call will be Ahmad Chatila, Chief Executive Officer, and Mark Murphy, Chief Financial Officer.  A live webcast will be available on the company’s web site at www.memc.com and a replay will be available on the web site until 11:59 p.m. Eastern Time on February 22, 2012.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the SunEdison segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions.  In addition, management has determined that exclusion of the restructuring and related charges and the unfavorable tax consequences from the GAAP financial measures is desirable to allow investors to assess the operational results of the company for the covered period.  For a complete description of our non-GAAP measures, see the non-GAAP reconciliation table below.

About MEMC
MEMC is a world leader in semiconductor and solar technology.  MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years.  With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.  Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services.  MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR.”  For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including that fourth quarter 2011 GAAP revenue is expected to be in the range of $698 million to $733 million; GAAP EPS for the fourth quarter will be in the range of ($6.50) to ($5.78); fourth quarter 2011 non-GAAP revenue will be approximately $753 million to $792 million, with non-GAAP EPS in the range of ($0.23) to ($0.17); and excluding unfavorable tax effects, non-GAAP EPS for the quarter is expected to be in the range of ($0.11) to ($0.05).  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the need to incur additional impairment charges on long lived assets and goodwill or other intangible assets due to changes in the carrying value or realizability of such assets and final purchase accounting adjustments; unanticipated changes related to accounting interpretations or accounting rules; assumptions underlying management's financial estimates; developments related to the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses, and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES (Unaudited) [A]

	Three-months ended December 31, 2011
	Low Estimate of Sales		High Estimate of Sales
(In millions except per share data)	Low Estimate of Adjustments	High Estimate of Adjustments	Low Estimate of Adjustments	High Estimate of Adjustments
Non-GAAP Financial Measures
Non-GAAP net sales	$753.3	$753.3	$791.7	$791.7
Adjusted GAAP net loss	(75.5)	(88.1)	(75.5)	(88.1)
Non-GAAP net loss	(40.4)	(53.0)	(38.3)	(50.9)
Non-GAAP fully diluted loss per share	(0.18)	(0.23)	(0.17)	(0.22)
Non-GAAP fully diluted loss per share excluding tax adjustment	(0.06)	(0.11)	(0.05)	(0.10)

Reconciliations of GAAP to Non-GAAP Measures
GAAP net sales	$697.6	$697.6	$732.9	$732.9
Direct sales [B]	(131.8)	(131.8)	(128.7)	(128.7)
Financing sale-leasebacks [C]	187.5	187.5	187.5	187.5
Non-GAAP net sales	$753.3	$753.3	$791.7	$791.7

Adjusted GAAP net loss [D]
GAAP net loss	$(1,331.2)	$(1,499.0)	$(1,331.2)	$(1,499.0)
Restructuring, impairment and other	763.9	836.2	763.9	836.2
Goodwill impairment	370.0	400.0	370.0	400.0
Deferred tax valuation allowance	160.0	215.0	160.0	215.0
Tax impact of restructuring adjustments	(38.2)	(40.3)	(38.2)	(40.3)
Adjusted GAAP net loss	$(75.5)	$(88.1)	$(75.5)	$(88.1)

Recurring Non-GAAP adjustments, net of tax [B, C and E]	35.1	35.1	37.2	37.2

Non-GAAP net loss	$(40.4)	$(53.0)	$(38.3)	$(50.9)

GAAP fully diluted loss per share	$(5.78)	$(6.50)	$(5.78)	$(6.50)
Adjustments to GAAP	5.45	6.12	5.45	6.12
Recurring Non-GAAP adjustments	0.15	0.15	0.16	0.16
Non-GAAP fully diluted loss per share	$(0.18)	$(0.23)	$(0.17)	$(0.22)

Non-GAAP fully diluted loss per share	$(0.18)	$(0.23)	$(0.17)	$(0.22)
Change in tax rates due to earnings mix [F]	0.12	0.12	0.12	0.12
Non-GAAP fully diluted loss per share excluding tax adjustment	$(0.06)	$(0.11)	$(0.05)	$(0.10)

[A]
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment (SunEdison). The Company believes that these non-GAAP measures represent important internal measures of performance for the SunEdison business, and better reflect SunEdison’s income and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the SunEdison business unit. MEMC management uses these measures to manage the SunEdison business because it believes these measures are more representative of the operational health and performance of that business. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B]
These non-GAAP measures include adjustments to revenue in the Company’s Solar Energy segment from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C]
Adjustment relates to revenue from SunEdison sale/leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D]
These special adjustments relate to non-cash charges (goodwill and deferred tax asset impairments), restructuring and other costs (primarily non-cash) to streamline future operations. Management believes it is useful as more representative of the results of the continuing operations in the reporting period to have non-GAAP EPS reflect exclusion of these charges and unfavorable tax consequences related to world-wide income distribution. This non-GAAP measure should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.

[E]	Income tax has been calculated using the estimated incremental tax rate for MEMC in the jurisdictions giving rise to the operating income adjustment.

[F]	Adjustment relates to tax affects associated with world-wide income distribution (which tax effects impacted both GAAP and non-GAAP EPS).